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November 23, 1999

Dear :

I want to announce an important change at Skyline that will help us better serve your investment needs. The Skyline Funds Board of Trustees has approved a proposal to merge Small Cap Value Plus and Small Cap Contrarian into Special Equities Portfolio.

We believe that our clients will benefit from the concentration of Skyline's resources into a single investment strategy. The key advantage is that all the firm's investment talent will be brought to bear on a single product. This consolidation will further strengthen the depth and breadth of our equity analysis and our decision-making. Also, fewer stocks will be owned throughout the firm, thus allowing for increased analysis on each holding.

Why do this now? The competition in investment management, including small cap, continues to increase. Pooling our firm's resources instead of sharing them across services will help us better meet the challenges of a highly competitive investment environment.

What will be the role of the Small Cap Value Plus staff if the shareholders approve this merger with Special Equities Portfolio? The Small Cap Value Plus investment professionals will continue evaluating stocks with low P/E ratios and good earnings growth as part of the Special Equities Portfolio management team. Small Cap Value Plus and Special Equities Portfolio have always shared a similar investment philosophy and have co-owned many of the same securities. The Small Cap Value Plus staff will recommend selected stocks for purchase and review their recommendations as always with the entire investment team. Ken Kailin will work closely with Bill Dutton, the 15-year-tenured manager of Special Equities Portfolio.

Your clients will be receiving a prospectus supplement, one is attached for your review, and in early January a proxy will be mailed to all shareholders of Small Cap Value Plus and Small Cap Contrarian, asking for approval of the reorganization. A copy of the preliminary proxy statement/prospectus relating to the reorganization is attached. The information in the preliminary proxy statement/prospectus is not complete and may be changed. We are not now requesting a proxy and please do not send one at this time. A definitive proxy statement/prospectus will be sent to you on or about January 10, 2000.

We are confident about the benefits this merger will bring. I would be happy to discuss any questions you may have, please call me at 888-759-3863.

Sincerely,


Michele M. Brennan
Vice President
Director of Fund Marketing

Attachment

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November 23, 1999

Dear :

I want to announce an important change at Skyline that will help us better serve your investment needs. The Skyline Funds Board of Trustees has approved a proposal to merge Small Cap Value Plus and Small Cap Contrarian into Special Equities Portfolio.

We believe that our clients will benefit from the concentration of Skyline's resources into a single investment strategy. The key advantage is that all the firm's investment talent will be brought to bear on a single product. This consolidation will further strengthen the depth and breadth of our equity analysis and our decision-making. Also, fewer stocks will be owned throughout the firm, thus allowing for increased analysis on each holding.

Why do this now? The competition in investment management, including small cap, continues to increase. Pooling our firm's resources instead of sharing them across services will help us better meet the challenges of a highly competitive investment environment.

Will the investment process of Special Equities Portfolio change?  No.

Bill Dutton, the portfolio manager, will continue his active involvement in the research process. Skyline's analysts have always been active contributors in the decision-making process. All stock purchases have required a review by the entire investment staff. The investment staff's critique of new ideas will continue as a required element of the firm's decision-making procedures.

Shareholders of Special Equities Portfolio will receive a supplement to the prospectus, which discusses the proposed merger. I have attached a copy for your review. A copy of the preliminary proxy statement/prospectus relating to the reorganization is also attached. The information in the preliminary proxy statement/prospectus is not complete and may be changed. We are not now requesting a proxy and please do not send one at this time. A definitive proxy statement/prospectus will be sent to you on or about January 10, 2000.

We are confident about the benefits this merger will bring. I will call soon to ensure your receipt of this information and to answer any questions you may have.

Sincerely,


Michele M. Brennan
Vice President
Director of Fund Marketing

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